Exhibit 99.1

STRATA Skin Sciences Announces Favorable Court Order in Complaint Against LaserOptek, Monarch Laser Services, and The Pinnacle Health Group

HORSHAM, Penn., November 11, 2024 – STRATA Skin Sciences, Inc. (“STRATA” or the “Company”) (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, announces that the United States District Court for the Eastern District of Pennsylvania entered a court order in favor of the Company in its complaint against LaserOptek America Corp. (“LaserOptek”), Monarch Aesthetic Services, Inc. d/b/a Monarch Laser Services (“MLS”), and The Pinnacle Health Group (“Pinnacle”), collectively referred to as the “Defendants.”

On August 19, 2024, STRATA filed a Complaint and a Motion for a Preliminary Injunction against the Defendants, citing unfair competition under federal and state laws regarding the marketing and sales of LaserOptek’s Pallas lasers in the United States.  On November 8, 2024, the United States District Court for the Eastern District of Pennsylvania entered a court order pursuant to which:

•
LaserOptek and The Pinnacle Health Group, their employees, agents, sales representatives, distributors, officers, directors, and all those acting at their direction are enjoined from engaging in any sales, advertising, marketing or promotion of Pallas lasers that states or implies, directly or indirectly, that treatments with Pallas laser systems are reimbursable using CPT Codes 96920-96922; and

•
LaserOptek and The Pinnacle Health Group, their employees, agents, sales representatives, distributors, officers, directors, and all those acting at their direction are further barred from engaging in any sales, advertising, marketing or promotion of Pallas lasers in the United States that includes any false or misleading statements regarding the Pallas lasers or STRATA’s lasers

The court order was issued following a joint stipulation by the parties and as a partial conclusion of STRATA’s motion for a preliminary injunction. STRATA will continue pursuing its claims for equitable and monetary relief from LaserOptek and other parties acting in concert with them.

STRATA President and CEO Dr. Dolev Rafaeli commented, “We are satisfied with this partial resolution of our preliminary injunction demands, as it saves both parties time and resources.  We look forward to the outcome of the litigation, as we intend to vigorously defend users, patients and our own partner clinics from the damaging use of a non-excimer laser that seeks reimbursement under the CPT codes established over 20 years ago and re-affirmed for exclusive use of treatments with excimer lasers by the American Medical Association CPT board. The attempt by distributors and sellers of technologies that are neither clinically proven nor comparable to our XTRAC® excimer laser technology to mislead current and potential users, while making false technological and efficacy claims, puts providers at risk of an unethical use of the CPT codes. To protect the integrity of our products, intellectual property, and brand, as well as our clinical partners and the underlying healthcare system, we are compelled to take legal action in instances like this. In addition to the potential harm to patients and providers, it is STRATA’s opinion that the monetary and reputational damages incurred by STRATA from the defendants’ behavior is significant and continues to mount, and we will continue to pursue this legal course of action to address this.”

LaserOptek, a Korean company publicly traded on the KOSDAQ exchange, is the manufacturer of the Pallas line of solid-state laser medical devices, and Pinnacle was engaged by LaserOptek to provide advisory services regarding marketing of the Pallas lasers and reimbursement of psoriasis treatment procedures performed with Pallas lasers.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing, and marketing innovative products for the in-office treatment of various dermatologic conditions, such as psoriasis, vitiligo, and acne. Its products include the XTRAC® excimer laser, VTRAC® lamp systems, and the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to consumer marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions labor supply shortages, or supply chain interruptions resulting from fiscal, political factors, international conflicts, responses, or conditions affecting the Company, the medical device industry and our customers and patients in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
CORE IR
516-222-2560
IR@strataskin.com